As filed with the Securities and Exchange Commission on September 15, 1997
                                                       Registration No. 333-6571
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------
                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                              REXALL SUNDOWN, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                ---------------

              FLORIDA                                            59-1688986
   (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                           Identification No.)

                                ---------------

                          851 BROKEN SOUND PARKWAY, NW
                           BOCA RATON, FLORIDA  33487
                                 (561) 241-9400
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                ---------------

                              RICHARD WERBER, ESQ.
                        VICE PRESIDENT - LEGAL AFFAIRS,
                         GENERAL COUNSEL AND SECRETARY
                              REXALL SUNDOWN, INC.
                          851 BROKEN SOUND PARKWAY, NW
                           BOCA RATON, FLORIDA  33487
                                 (561) 241-9400

                                ---------------

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                ---------------

                          Copies of communications to:

                              PAUL BERKOWITZ, ESQ.
                          GREENBERG, TRAURIG, HOFFMAN,
                         LIPOFF, ROSEN & QUENTEL, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500

                                ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

                                ---------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------

================================================================================

PROSPECTUS

                                 500,000 SHARES


                              REXALL SUNDOWN, INC.


                 1996 REXALL SHOWCASE INTERNATIONAL DISTRIBUTOR
                              STOCK PURCHASE PLAN

                                  COMMON STOCK

                             ---------------------

     The 1996 Rexall Showcase International Distributor Stock Purchase Plan (the "Plan") described herein offers eligible distributors of Rexall Showcase International, Inc. ("RSI"), a wholly-owned subsidiary of Rexall Sundown, Inc. (the "Company"), an opportunity to acquire a proprietary interest in the Company.


     Shares of the common stock, par value $.01 per share (the "Common Stock"), of the Company for the Plan will be made available by the Company on the terms described herein and may be newly issued shares or previously issued shares purchased in the open market. The price to be paid for shares of Common Stock purchased pursuant to the Plan will be, in the case of eligible Level I Directors (as defined herein) and above, 95% of the Common Stock Price (as defined herein) with respect to purchases up to $1,000 per month and, in the case of all other purchases made pursuant to the Plan, the Common Stock Price.



     The Common Stock is traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol "RXSD." On September 12, 1997, the last reported sale price of the Common Stock was $34.75.


     There will be no brokerage commissions or service charges to distributors upon the purchase of shares under the Plan. The Company will also bear all other costs of administering the Plan.

     This Prospectus relates to an aggregate of 500,000 shares of Common Stock offered hereby and registered for sale under the Plan. It is recommended that this Prospectus be retained for future reference.


     FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SHARES, SEE "RISK FACTORS" BEGINNING ON PAGE 3.


                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 15, 1997


                                  REXALL LOGO

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326. In addition, such reports, proxy statements and other information can be obtained from the Commission's web site at http://www.sec.gov. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to such Registration Statement, including the exhibits thereto. Copies of such Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the prescribed fees, or may be examined without charge at such facilities. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are incorporated in and made a part of this Prospectus by reference:


          (a) the Company's Annual Report on Form 10-K for the year ended August 31, 1996;



          (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 1996, February 28, 1997 and May 31, 1997; and


          (c) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A (Registration No. 0-21884).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed documents, which also are incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated herein by reference. Exhibits to any of such documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to the Company's principal executive offices: Attn: Secretary, 851 Broken Sound Parkway, NW, Boca Raton, Florida 33487, telephone number (561) 241-9400.

                                  THE COMPANY



     Rexall Sundown, Inc. (the "Company") develops, manufactures, markets and sells vitamins, nutritional supplements and consumer health products through three channels of distribution: sales to retailers, direct sales through independent distributors and mail order. The Company offers a broad product line of approximately 1,500 products consisting of approximately 1,900 stock keeping units ("SKUs"), including vitamins in both multivitamin and single-entity formulas, minerals, herbals, homeopathic remedies, weight management products, skin care products and over-the-counter ("OTC") pharmaceuticals.



     The Company was incorporated in the State of Florida in 1976. The Company's principal executive offices are located at 851 Broken Sound Parkway, NW, Boca Raton, Florida 33487, and its telephone number is (561) 241-9400. As used herein, the "Company" means Rexall Sundown, Inc. and its subsidiaries, except where the context indicates otherwise.



                                  RISK FACTORS



     Prospective investors should carefully consider the specific factors set forth below, as well as the other information contained in this Prospectus.



     This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), which represent the Company's expectations or beliefs, including, but not limited to, statements concerning industry performance, the Company's operations, economic performance, financial condition, growth and acquisition strategies and margins and growth in sales of the Company's products. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results may differ materially depending on a variety of important factors, including those described below under this "Risk Factors" section and elsewhere in this Prospectus.



UNCERTAINTY RELATED TO ACQUISITIONS



     The Company intends to pursue the acquisition of complementary products, product lines or businesses. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. There can be no assurance that the Company will consummate future acquisitions on satisfactory terms, if at all, that adequate financing will be available on terms acceptable to the Company, if at all, that any acquired products, product lines or businesses will be successfully integrated or that such products, product lines or businesses will ultimately have a positive impact on the Company, its financial condition or results of operations.



GOVERNMENT REGULATION



     The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold. In particular, the FDA regulates the safety, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, OTC and prescription drugs and cosmetics. The regulations that are promulgated by the FDA relating to the manufacturing process are known as Current Good Manufacturing Practices ("CGMPs"), and are different for drug and food products. In addition, the

FTC has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of vitamins, OTC drugs, cosmetics and foods.



     The Dietary Supplement Health and Education Act of 1994 ("DSHEA") was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements which include vitamins, minerals, nutritional supplements and herbs, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating the active ingredients in dietary supplements as drugs unless product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, trigger drug status.



     DSHEA provides for specific nutritional labeling requirements for dietary supplements effective January 1, 1997, although final regulations have not been published and implementation will be delayed. DSHEA permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body. The Company anticipates that the FDA will finalize CGMPs which are specific to dietary supplements and require at least some of the quality control provisions contained in the CGMPs for drugs. The Company currently manufactures its vitamins and nutritional supplement products in compliance with the applicable food CGMPs.



     The FDA has proposed but not finalized regulations to implement DSHEA, including those relating to nutritional labeling requirements. The Company cannot determine what effect such regulations, when promulgated, will have on its business in the future. Such regulations are likely to require expanded or different labeling for the Company's vitamin and nutritional products and could, among other things, require the recall, reformulation or discontinuance of certain products, additional recordkeeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy. Failure to comply with applicable FDA requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including, depending on the product category, warning letters, fines, product recalls and seizures.



     Governmental regulations in foreign countries where the Company plans to commence or expand sales may prevent or delay entry into a market or prevent or delay the introduction, or require the reformulation, of certain of the Company's products.



     RSI is subject to regulation under various international, state and local laws which include provisions regulating, among other things, the operation of direct sales programs. In addition, many countries currently have laws that would restrict or prohibit direct sales companies, such as RSI, from conducting business therein.



     In addition, the Company cannot predict whether new domestic or foreign legislation regulating its activities will be enacted. Such new legislation could have a material adverse effect on the Company.



MANAGING GROWTH



     The Company is currently experiencing a period of rapid growth and expansion which has placed, and could continue to place, a significant strain on the Company's management, customer service and support operations, sales and administrative personnel and other resources. In order to serve the needs of its existing and future customers, the Company has substantially increased and will continue to increase its workforce, which requires the Company to attract, train, motivate and manage qualified employees. The Company's ability to manage its planned growth requires the Company to continue to expand its operating, management, information and financial systems, all of which may significantly increase its operating expenses. If the Company fails to achieve its growth as planned or is unsuccessful in managing its anticipated growth, there could be a material adverse effect on the Company. In addition, the loss of a significant customer or a number of customers, or a significant reduction in purchase volume by or financial difficulty of such customers, for any reason, could have a material adverse effect on the Company.

EFFECT OF ADVERSE PUBLICITY



     The Company's products consist of vitamins, minerals, herbs and other ingredients that the Company regards as safe when taken as suggested by the Company and that various scientific studies have suggested may involve health benefits. While the Company conducts extensive quality control testing on its products, the Company generally does not conduct or sponsor clinical studies relating to the benefits of its products. The Company is highly dependent upon consumers' perception of the overall integrity of its business, as well as the safety and quality of its products and similar products distributed by other companies which may not adhere to the same quality standards as the Company. The Company could be adversely affected if any of the Company's products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers or should scientific studies provide unfavorable findings regarding the effectiveness of the Company's products. RSI's ability to attract and retain independent distributors could be adversely affected by negative publicity relating to it or to other direct sales organizations.



RELIANCE ON INDEPENDENT DISTRIBUTORS OF RSI



     RSI's sales are directly dependent upon the efforts of its independent distributors, and any growth in sales volume will require an increase in the productivity or the number of such distributors. As is typical in the direct sales industry, there is turnover in distributors from year to year, which requires the sponsoring and training of new distributors by existing distributors in order to maintain the size of the distributor network. The Company experiences seasonal decreases in distributor sponsoring and product sales due to summer and winter holiday periods. Other factors such as general economic conditions and negative publicity relating to RSI or other direct sales organizations could also adversely affect the ability of RSI to maintain or expand its distributor network. The loss of a key distributor or group of distributors could adversely affect sales of RSI products and impair RSI's ability to attract new distributors.



CENTRALIZED LOCATION OF MANUFACTURING OPERATIONS; AVAILABILITY OF RAW MATERIALS



     The Company currently manufactures and packages substantially all of its products at its manufacturing facility in Boca Raton, Florida, and, until the recent opening of its distribution facility in Sparks, Nevada, distributed all of its products from its two distribution facilities in Boca Raton. Accordingly, any event resulting in the slowdown or stoppage of the Company's manufacturing operations or distribution facilities in Boca Raton could have a material adverse effect on the Company. The Company maintains business interruption insurance. There can be no assurance, however, that such insurance will continue to be available at a reasonable cost or, if available, will be adequate to cover any losses that may be incurred from an interruption in the Company's manufacturing and distribution operations.



     Most of the raw materials in the Company's products are obtained from third-party suppliers. Although the Company believes that all of its sources for raw materials are reliable, any interruption of such supply could have a material adverse effect on the Company.



RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS



     An element of the Company's future growth strategy is to increase the distribution and sale of the Company's products into international markets. The Company's existing and planned international operations are subject to political and economic uncertainties, including, among other things, inflation, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, transportation, tariffs, export controls, government regulation, currency exchange rate fluctuations, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, hostilities or confiscation of property. Changes related to these matters could have a material adverse effect on the Company.



COMPETITION



     The market for the sale of vitamins and nutritional supplements is highly competitive. There are numerous companies in the vitamin and nutritional supplement industry selling products to retailers, including mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. Most of these companies are privately held and the Company is unable to precisely assess the size of its competitors or where it ranks in comparison to such privately held competitors with respect to sales to retailers. No company is believed to control more than 10% of this market.



     The market for OTC pharmaceuticals and health and beauty care products is also highly competitive. Competition is based principally upon price, quality of products, customer service and marketing support. The Rexall brand competes with nationally advertised brand name products and private label products.



     Although RSI competes with other health and nutritional food companies, the Company believes its primary competition stems from other direct sales companies. The Company competes in the recruitment of independent sales people with other direct sales organizations whose product lines may or may not compete with the Company's products.



     Certain of the Company's competitors are substantially larger than the Company and have greater financial resources.



PRODUCT LIABILITY CLAIMS



     As a marketer of vitamin and nutritional supplements and other products that are ingested by consumers or applied to their bodies, the Company may be subjected to various product liability claims, including, among others, that its products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While such claims to date have not been material to the Company and the Company maintains product liability insurance, there can be no assurance that product liability claims and the resultant adverse publicity will not have a material adverse effect on the Company.



CONCENTRATION OF OWNERSHIP; CERTAIN ANTI-TAKEOVER CONSIDERATIONS



     The Company's directors and executive officers and certain of their affiliates beneficially own approximately 54% of the outstanding Common Stock, substantially all of which will be beneficially owned or controlled by Carl DeSantis, Dean DeSantis and Damon DeSantis. Accordingly, these shareholders will continue to have the ability to elect all of the directors of the Company and to thereby direct or substantially influence the management, policies and business operations of the Company and will have the power to control the outcome of any matters submitted to a vote of the Company's shareholders. The Company's Board of Directors has the authority to approve the issuance of 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Certain provisions of Florida law, as well as the issuance of preferred stock, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult or prevent a merger, tender offer or proxy contest, or any change in control involving the Company, as well as the removal of management, even if such events would be beneficial to the interests of the Company's shareholders, and may limit the price certain investors may be willing to pay in the future for shares of Common Stock.



VOLATILITY OF STOCK PRICE



     The Company's stock price has experienced significant volatility over the past several years. Moreover, the stock market has from time to time experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies. Market conditions in the vitamin and nutritional supplement industry and factors such as announcements of new products by the Company, its competitors or third parties, and changes in earnings estimates by analysts may have a significant effect on the price of the Common Stock.

          DESCRIPTION OF THE REXALL SUNDOWN, INC. 1996 REXALL SHOWCASE

                 INTERNATIONAL DISTRIBUTOR STOCK PURCHASE PLAN

     The following is a description of the Plan offered to selected distributors of RSI. The description of the Plan is subject to, and is qualified in its entirety by, the full text of the Plan which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Plan was approved by the Company's Board of Directors on February 6, 1996.

PURPOSE AND ADVANTAGES OF THE PLAN

     The Plan provides participating distributors of RSI (each, a "Participant") an opportunity to acquire a proprietary interest in the Company through the purchase of Common Stock. The purpose of the Plan is to provide an additional incentive to Participants by enabling them to acquire a stock ownership interest in the Company and to attract and retain persons of ability as independent distributors of RSI and entice such persons to exert their best efforts on behalf of RSI.

PARTICIPATION

     Any active and effective Director (as hereinafter defined) of RSI may participate in the Plan. A Director is an individual, partnership or corporation whose completed Distributor Application has been received and accepted by RSI and which has satisfied certain performance criteria established by RSI.

ENROLLMENT IN THE PLAN


     A Director who is eligible to participate in the Plan (an "Eligible Director") may enroll in the Plan by completing and delivering an Election Form to the Company, a copy of which is attached hereto as Exhibit A. Additional Election Forms may be obtained at any time upon written request to the Company. Participation in the Plan by an Eligible Director will be effective as of August 1, 1996 and each September 1, December 1, March 1 or June 1 thereafter, whichever of such dates immediately follows the Company's receipt of such Eligible Director's properly prepared and executed Election Forms and shall continue until terminated in accordance with the provisions of the Plan.


CONTRIBUTIONS TO THE PLAN; ACCOUNTS


     Each Participant whose monthly commission check (the "Commission Check") is more than $500.00 but less than $5,000, may elect to have an amount not less than $50.00 and not in excess of 10% of the aggregate of such Participant's monthly Commission Check withheld by the Company by deduction from the Commission Check and contributed to the Participant's Account (as defined below) in lieu of otherwise receiving such amount of compensation. Each Participant whose monthly Commission Check is $5,000 or more may elect to have an amount up to 20% of the aggregate of such Participant's monthly Commission Check contributed to the Participant's Account in lieu of otherwise receiving such amounts of compensation (such contributions are referred to herein as "Contributions"). A Participant may elect to make Contributions by delivering to the Company properly completed and executed Election Forms. See "Purchase of Shares" below for a description of the purchase price for the shares of Common Stock purchased under the Plan.


     A separate non-interest bearing account will be maintained by the Administrator (as hereinafter defined) to reflect the interest of each Participant under the Plan (each, an "Account").

PURCHASE OF SHARES


     Purchases of shares of Common Stock will be made on behalf of each Participant's Account on the twentieth day of each calendar month, or on the next succeeding business day if the twentieth day of such calendar month is not a business day (each, a "Stock Purchase Date"). On each Stock Purchase Date, the Administrator shall apply the funds then accumulated in a Participant's Account to the purchase on behalf of the Participant's Account of the maximum number of full and partial shares of Common Stock that can be purchased with the accumulated funds at the applicable price. The Common Stock purchased pursuant to the Plan will be purchased from the Company and may consist of either authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Company at any time. Any funds remaining in a Participant's Account after the purchase of such maximum number of full and partial shares on any Stock Purchase Date will be retained in the Participant's Account and treated as a part of the accumulation for the next succeeding calendar month.



     For Level I Directors and above whose monthly Commission Check is more than $500, the price to be paid for shares of Common Stock purchased pursuant to the Plan will be 95% of the Common Stock Price (as hereinafter defined) for the purchase of shares up to a maximum of $1,000 per month. For all other permitted purchases pursuant to the Plan by all levels of Participants, the price to be paid for shares of Common Stock purchased pursuant to the Plan will be the Common Stock Price (as hereinafter defined). For purposes of the Plan, "Common Stock Price" shall mean (i) the closing sales price of the Common Stock as reported by the Nasdaq National Market on the date of issuance for shares issued pursuant to the Plan if such shares are issued by the Company and (ii) the actual purchase price of the Common Stock for shares issued pursuant to the Plan if such shares are purchased by the Company on the open market. For purposes of the Plan, a "Level I Director" means an Eligible Director who has satisfied certain performance criteria established by RSI.


COSTS AND EXPENSES

     Participants in the Plan will not be obligated to pay any brokerage commissions or service charges with respect to the purchase of Common Stock under the Plan.

VOTING OF SHARES; DIVIDENDS

     Each Participant is entitled to direct the exercise of any voting rights attributable to shares of Common Stock credited to the Participant's Account under the Plan. Each Participant will be sent proxy materials with respect to each meeting of the Company's shareholders. If a Participant does not direct the exercise of such voting rights with respect to any particular occasion for the exercise thereof, such voting rights will not be exercised with respect to such occasion.

     Each Participant is entitled to receive dividends, if declared, and to all other rights as a shareholder of the Company with respect to shares of Common Stock credited to the Participant's Account under the Plan.

ADMINISTRATION

     The Plan will be administered by the Compensation/Stock Option Committee of the Company's Board of Directors, or, in the absence of any such Committee, the Company's Board of Directors (in either case, the "Committee"). The Committee may, from time to time, adopt rules and regulations for carrying out the purposes of the Plan. The determinations and the interpretation and construction of any provision of the Plan of the Committee shall be final and conclusive.

     The Committee will appoint a bank, trust company or other appropriate entity to serve as administrator (the "Administrator") of the Plan. The Administrator's duties will include establishing and maintaining a separate Account for each Participant, purchasing Common Stock on behalf of Participant's Accounts, maintaining records of each Participant's Account and furnishing to Participants reports under the Plan. The Committee will direct the Administrator with regard to its duties under the Plan. The Committee has appointed American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 as Administrator of the Plan.

RECAPITALIZATIONS

     If at any time while the Plan is in effect, there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock through the declaration of a stock dividend or through any recapitalization resulting in a stock split, combination or exchange of shares of Common Stock, then and in such event appropriate adjustments will be made in the maximum number of shares of Common Stock that may be purchased under the Plan, so that the same percentage of the Company's issued and outstanding shares of Common Stock will continue to be subject to being so purchased.

WITHDRAWALS AND TERMINATION

     A Participant may withdraw from the Plan at any time by delivering to the Company properly prepared and executed Termination Forms. Termination Forms may be obtained at any time upon written request to the Company. A Participant's participation in the Plan will immediately terminate if and when (i) the Participant ceases to be eligible to participate in the Plan or (ii) the Participant has made no contributions for a continuous period of six months.

     Upon any such withdrawal or termination of participation (other than by reason of the Participant's death), any funds contributed by the Participant that remain in the Participant's Account will be paid to the Participant in accordance with such administrative rules and procedures as are established by the Committee, without payment of interest thereon, and any shares of Common Stock credited to the Participant's Account will be delivered to the Participant. Upon the death of a Participant, any funds that remain in the Participant's Account and any Common Stock credited to the Participant's Account will be distributed to the Participant's designated beneficiary.

     A Participant whose participation in the Plan is terminated may, on the next succeeding Enrollment Date, elect to again participate in the Plan as long as the Participant continues to be an Eligible Director.

NON-TRANSFERABILITY

     No Participant may assign its rights under the Plan, including such Participant's interest in his, her or its Account, to any other person. Any attempt by a Participant to assign, alienate, create a security interest in or otherwise encumber any of such Participant's interests under the Plan shall be void.

TERM, MODIFICATION AND TERMINATION OF PLAN

     The Plan became effective on February 6, 1996 and will continue in effect until February 5, 2006, unless earlier terminated by the Committee.

     The Committee may at any time and from time to time amend, modify suspend or terminate the Plan. No shares of Common Stock may be purchased pursuant to the Plan subsequent to its termination.

FEDERAL INCOME TAX CONSEQUENCES

     At the time of purchase of shares under the Plan, a Participant will be treated as having received ordinary income in an amount equal to the excess, if any, of the then fair market value of the shares of Common Stock acquired over the purchase price paid for the shares. At the end of each calendar year, the Company will mail to each Participant who is an individual a Form 1099 reflecting the amount of ordinary income earned under the Plan. The Company is entitled to a deduction at the same time in a corresponding amount. The Participant's basis in the shares of Common Stock acquired is equal to the purchase price plus the amount of ordinary income recognized. When a Participant disposes of shares of Common Stock acquired under the Plan, any amount received in excess of the value of the shares of Common Stock on which the Participant was previously taxed will be treated as long-term or short-term capital gain depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares (which begins on the date after the share is acquired).

     Each Participant is advised to consult with a tax advisor to determine the tax consequences of a particular transaction in the Participant's Account.

                                USE OF PROCEEDS

     The Company is unable to predict either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold. The net proceeds from the sale of shares of Common Stock that are originally issued by the Company and offered pursuant to the Plan will be used for general corporate purposes. The Company will not receive any proceeds from shares of Common Stock purchased in open market transactions.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company has authority under the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Company's Amended and Restated Articles of Incorporation provide that, to the extent permitted by Florida law, the Company shall indemnify and shall advance expenses on behalf of its officers and directors. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Company also maintains directors' and officers' liability insurance.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby is being passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida 33131.

                                    EXPERTS


     The financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended August 31, 1996, have been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  REXALL LOGO                          EXHIBIT A

                              REXALL SUNDOWN, INC.

       1996 REXALL SHOWCASE INTERNATIONAL DISTRIBUTOR STOCK PURCHASE PLAN
                   ELECTION FORM AND BENEFICIARY DESIGNATION

SELECT ONE:  [  ] New Election     [  ] Change     [  ] Termination

Name:                    -------------------------------------------------------

Address:                 -------------------------------------------------------

                         -------------------------------------------------------

                         -------------------------------------------------------

Social Security Number or
Federal Tax I.D. No. (FIN):
                         -------------------------------------------------------

Telephone Number:        -------------------------------------------------------

I have received a copy of the Prospectus with respect to the REXALL SUNDOWN, INC. 1996 REXALL SHOWCASE INTERNATIONAL DISTRIBUTOR STOCK PURCHASE PLAN.

Check the appropriate box and return the original to Rexall Showcase International, Commissions Department, 853 Broken Sound Parkway, NW, Boca Raton, FL 33487-3694.


[ ] I authorize REXALL SHOWCASE INTERNATIONAL to deduct __________ ($ or %) from my commission check each month in order to purchase shares of Common Stock of REXALL SUNDOWN, INC., pursuant to the terms and conditions of the REXALL SUNDOWN, INC. 1996 REXALL SHOWCASE INTERNATIONAL DISTRIBUTOR STOCK PURCHASE PLAN. (Deductions may not be less than $50.00 or more than 20%.)


[  ] I elect to terminate my participation in the REXALL SUNDOWN, INC. 1996
     REXALL SHOWCASE INTERNATIONAL DISTRIBUTOR STOCK PURCHASE PLAN. I understand my termination will be effective as provided for in Section 6 of the Plan.

BENEFICIARY DESIGNATION:

I hereby designate the following person(s) as my beneficiary under the Plan.

--------------------------------------------       --------------------------------------------
         Beneficiary Name -- Print                                 Relationship
 I reserve the right to revoke or change my
                 beneficiary

--------------------------------------------       --------------------------------------------
         Distributor Name -- Print                            Distributor ID Number

--------------------------------------------       --------------------------------------------
                 Signature                                             Date

                                  REXALL LOGO

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    3
Risk Factors..........................    3
Description of the Rexall Sundown,
  Inc. 1996 Rexall Showcase
  International Distributor Stock
  Purchase Plan.......................    7
Use of Proceeds.......................    9
Indemnification of Directors and
  Officers............................   10
Legal Matters.........................   10
Experts...............................   10


======================================================
======================================================
                                 500,000 SHARES

                              REXALL SUNDOWN, INC.

                              1996 REXALL SHOWCASE
                                 INTERNATIONAL
                               DISTRIBUTOR STOCK
                                 PURCHASE PLAN

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------

                               September 15, 1997

======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.    EXHIBITS

EXHIBIT
NUMBER                                     DESCRIPTION
------                                     -----------
23.1       Consent of Coopers & Lybrand L.L.P.


ITEM 17.      UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes that:

                 (1) It will include any additional or changed material information on the plan of distribution.

                 (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

                 (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 15th day of September, 1997.

                              REXALL SUNDOWN, INC.


                              By:  /s/ Christian Nast
                                 -------------------------------------------
                                 Christian Nast, President, Chief Executive
                                 Officer and Director


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                   Title                             Date
                  ---------                                   -----                             ----
   /s/ Carl DeSantis                            Chairman of the Board                      September 15, 1997
   --------------------------------------
    Carl DeSantis


   /s/ Christian Nast                           Director, President and Chief              September 15, 1997
   --------------------------------------       Executive Officer
    Christian Nast

   /s/ Dean DeSantis                            Director and Senior Vice President         September 15, 1997
   --------------------------------------       and Chief Operating Officer
    Dean DeSantis

   /s/ Damon DeSantis                           Director and Executive Vice                September 15, 1997
   --------------------------------------       President
    Damon DeSantis

   /s/ Geary Cotton                             Vice President - Finance, Chief            September 15, 1997
   --------------------------------------       Financial Officer, Treasurer and
    Geary Cotton                                Chief Accounting Officer


   /s/ Nickolas Palin                           Director and President -                   September 15, 1997
   --------------------------------------       Sales and Marketing
    Nickolas Palin


   /s/ Stanley Leedy                            Director                                   September 15, 1997
   --------------------------------------
    Stanley Leedy

   /s/ Raymond Monteleone                       Director                                   September 15, 1997
   --------------------------------------
    Raymond Monteleone

   /s/ Howard Yenke                             Director                                   September 15, 1997
   --------------------------------------
    Howard Yenke

                                 EXHIBIT INDEX


NUMBER                             DESCRIPTION
------                             -----------
  23.1        Consent of Coopers & Lybrand L.L.P.